Exhibit 3.1

Article VI of the Company’s By-Laws is hereby amended in its entirety to read as follows:

ARTICLE VI

SHARES OF STOCK

Section 1. Certificates for Stock; Uncertificated Shares. The shares of stock of the Corporation may be represented by certificates or be uncertificated, as provided by New York law.  Each shareholder, upon written request to the transfer agent or registrar of the Corporation, shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. To the extent shares are represented by a certificate, the certificate shall be in such form as the Board of Directors may from time to time prescribe and shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant  Treasurer, and may be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee. The signature of such transfer agent may be a facsimile if the certificate is manually registered by such a registrar. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

Shares of the Corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, to the extent required by applicable law, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class of stock. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

Section 2. Transfers. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or with a transfer clerk or a transfer agent appointed as in Section 5 of this Article provided, and on surrender of the certificate or certificates for such shares properly endorsed and on the payment of all taxes due thereon together with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. Transfers of uncertificated shares shall by made on the books of the Corporation only by the record holder thereof, or by an attorney-in-fact, upon presentation of proper evidence of authority to transfer in accordance with customary procedures for transferring shares in uncertificated form. Written notice of the transfer shall be given by the Corporation to the extent required by applicable law.  The Board of Directors may, from time to time, make such additional rules and regulations as it may deem expedient, not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificates for shares of capital stock of the Corporation.

Section 3. Record of Shareholders. There shall be kept at the office of the Corporation within or without the State of New York or at the office of its transfer agent, a record containing the names and addresses of all shareholders of the Corporation, the number and class of shares held by each and the dates when they respectively become the owners of record thereof.

Section 4. Lost, Destroyed, Stolen Mutilated Certificates. The Corporation may issue a new certificate or, at the request of the holder, substitute stock in uncertificated form, for shares in place of any certificate theretofore issued by it, alleged to have been lost, destroyed, stolen or mutilated and the Board of Directors may require the owner of the lost, destroyed, stolen or mutilated certificate, or his legal representative, to give the Corporation a bond or indemnity sufficient to indemnify the Corporation against any claim that may be made against it on account of such lost, destroyed, stolen or mutilated certificate or any such new certificate issued in place thereof. The Board of Directors shall have the right from time to time to prescribe such rules and procedures as it shall deem advisable with regard to lost, destroyed, stolen, or mutilated certificates and the issuance of new shares of capital stock of the Corporation in place thereof.

Section 5. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for shares of stock to bear the manual or facsimile signature or signatures of any of them and no issuance or transfer of any uncertificated shares shall be valid until book-entry thereof shall have been made on the records of such transfer agents or registrars.

Section 6. Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient, and not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation.